                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85654

         PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED JUNE 21, 2002

                                       OF

                              CALPINE CORPORATION
                                  RELATING TO

                       RESALES BY SELLING SECURITYHOLDERS

                                       OF

                          4% CONVERTIBLE SENIOR NOTES

    AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SENIOR NOTES

     This Prospectus Supplement supplements the Prospectus dated June 21, 2002, as supplemented to date (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

                                                                                                 SHARES OF
                                          AGGREGATE                                               COMMON
                                       PRINCIPAL AMOUNT                         SHARES OF   STOCK BENEFICIALLY
                                           OF NOTES            SHARES OF         COMMON            OWNED
                                      BENEFICIALLY OWNED      COMMON STOCK        STOCK      AFTER COMPLETION
          SELLING HOLDERS                AND OFFERED       BENEFICIALLY OWNED    OFFERED      OF THE OFFERING
          ---------------             ------------------   ------------------   ---------   -------------------
AIG DKR SoundShore Opportunity
  Holding Fund Ltd.(1)..............       2,100,000             147,414          116,214           31,200
AIG DKR SoundShore Strategic Holding
  Fund Ltd.(1)......................         900,000              49,806           49,806                0
Fleet Maritime, Inc. ...............         280,000              15,495           15,495                0
Goldman, Sachs and Company..........      21,584,000           1,194,465        1,194,465                0
KBC Financial Products USA..........       3,365,000             186,220          186,220                0
Merrill Lynch Equity Convertible
  Series Global Allocation
  Portfolio.........................       2,730,000             437,379          151,079          286,300
Merrill Lynch Global Allocation
  Fund, Inc. .......................      20,900,000           3,355,912        1,156,612        2,199,300
Merrill Lynch Series Fund, Inc.
  Global Allocation Strategy
  Portfolio.........................         540,000              83,583           29,883           53,700
Merrill Lynch Variable Series Funds,
  Inc. Global Allocation Focus
  Fund..............................       1,330,000             211,902           73,602          138,300
Morgan Stanley & Co.,
  Incorporated......................       2,000,000             110,680          110,680                0
Onex Industrial Partners
  Limited(2)........................       2,360,000             130,603          130,603                0
OZF Credit Opportunities Master
  Fund Ltd. ........................      18,825,000           1,117,581        1,041,781           75,800
OZF Credit Opportunities Master Fund
  II Ltd. ..........................      22,380,000           1,328,315        1,238,515           89,800
OZ Mac 13 Ltd. .....................       1,805,000              99,889           99,889                0
OZ Master Fund Ltd. ................      78,858,000           4,364,025        4,364,025                0
Pebble Capital Inc.(2)..............       1,035,000              57,277           57,277                0
Silvercreek Limited
  Partnership(2)....................       2,650,000             146,651          146,651                0
Silvercreek II Limited(2)...........         955,000              52,849           52,849                0
UBS O'Connor LLC p/b/o UBS Global
  Equity Arbitrage Master LTD. .....      11,250,000             622,578          622,578                0

---------------

(1) DKR Management Company Inc. and Basso Securities Ltd. share investment power with respect to these securities.

(2) RBC Dominion Securities Inc. acts together with the identified selling securityholders in acquiring, holding or disposing of these securities.
                             ---------------------
                   Prospectus Supplement dated July 12, 2002